NEWS

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Information
Contact:

Bret W. Wise                                        FOR IMMEDIATE RELEASE
Senior Vice President and
Chief Financial Officer
(717) 849-4718

                          Dentsply International Inc.
                  Reports Record Sales and Earnings for 2003
                              and Fourth Quarter


York,  PA - January  27,  2004 --  DENTSPLY  International  Inc.  (NASDAQ-XRAY)
today announced record sales and earnings for the year ended December 31, 2003. Sales in 2003 increased 10.8% to $1.57 billion compared to $1.42 billion reported for 2002. Sales excluding precious metals, increased
11.0% for all of 2003. Sales growth was aided by currency translation as the US dollar weakened throughout 2003.

Net income for 2003 was $174.2 million, a 17.7% increase compared to 2002 and earnings per diluted share were $2.16, a 16.7% increase compared to $1.85 in 2002.

Income from continuing operations was $169.9 million for 2003, $2.11 per diluted share, an increase of 18.2% compared to income from continuing operations of $143.6 million, $1.80 per diluted share for all of 2002. The 2003 period includes pre-tax charges of $3.7 million relating to restructuring activities to consolidate the Company's lab business in the United States and the impairment of certain investments in emerging dental technology that the Company has concluded are no longer viable. The 2003 period also includes pre-tax gains of $7.4 million relating to the Company's investment in PracticeWorks which was sold in the fourth quarter of 2003. The 2002 period includes a pre-tax gain on an insurance settlement and the reversal of a restructuring reserve of $2.7 million.

The Company previously announced that it had entered into an agreement to sell its dental equipment business in a transaction that is expected to close in the first quarter of 2004. In addition, the Company recently announced that it was discontinuing its dental needle business in 2004. Both of these businesses are shown as discontinued operations for all periods presented. Income from discontinued operations was $4.3 million for both 2003 and 2002.

Sales in the fourth quarter of 2003 increased 11.9% to a record of $429.7 million compared to $384.0 million in 2002. Sales, excluding precious metal content, increased 11.4% in the quarter to $372.0 million. Sales growth in the quarter was positively influenced by the weakening of the US dollar versus certain key foreign currencies.

Net income for the fourth quarter of 2003 was $50.4 million, a 19.2% increase compared to 2002, and earnings per diluted share were $.62, a 17.0% increase compared to $.53 in the fourth quarter of 2002.

Income from continuing operations was $48.7 million, $.60 per diluted share, for the 2003 fourth quarter, a 19.4% increase compared to $40.8 million, $.51 per diluted share, for the 2002 period. Income from continuing operations for the fourth quarter of 2003 includes the restructuring and other charges of $3.7 million mentioned above and a pre-tax gain on the PracticeWorks investment of $5.8 million realized during the quarter. Income from discontinued operations was $1.7 million for the fourth quarter of 2003 compared to $1.5 million in the 2002 quarter.

Gary K. Kunkle,  Vice Chairman and Chief Executive  Officer commented that,
"We are pleased to announce another year of record setting performance in 2003. This year we continued our strategic focus on developing new innovative products to improve the practice of dentistry. Recently, we announced that the Food and Drug Administration has approved Oraqix(R) our new dental anesthetic for periodontal treatment. This was a significant step in bringing this product to market in the United States. We now expect to launch Oraqix(R) in the United States in the second half of 2004. New product opportunities, combined with our expectations of accelerated growth in the dental consumables market and a recovery in the lab side of the market, position us well for continued strong results in 2004."


DENTSPLY Conference Call Information

DENTSPLY will hold a conference call on Wednesday, January 28, 2004 at 8:30 AM Eastern Time. To access the call, dial (877) 885-5820 (for domestic calls) and (706) 643-9578 (for international calls). This conference call will be broadcast live on the Internet at www.dentsply.com. An audio replay of the conference call will be available for two weeks. To access the replay, please dial (800) 642-1687 (for domestic calls) and (706) 645-9291 (for international calls). Call I.D.: 496033.


DENTSPLY designs, develops, manufactures and markets a broad range of products for the dental market. The Company believes that it is the world's leading manufacturer and distributor of dental prosthetics, precious metal dental alloys, dental ceramics, endodontic instruments and materials, prophylaxis paste, dental sealants, ultrasonic scalers, and crown and bridge materials; the leading United States manufacturer and distributor of dental handpieces, intraoral cameras, dental x-ray film holders, film mounts and bone substitute/grafting materials; and a leading worldwide manufacturer or distributor of dental injectible anesthetics, impression materials, orthodontic appliances, dental cutting instruments and dental implants. The Company distributes its dental products in over 120 countries under some of the most well established brand names in the industry.

DENTSPLY  is  committed  to  the  development  of  innovative,   high  quality,
cost-effective new products for the dental market.

This press release contains forward-looking statements regarding future events or the future financial performance of the company. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein as a result of certain risk factors. These risk factors include without limitation; the continued strength of dental markets, the timing, success and market reception for our new product introductions, and changes in the general economic environment that could affect our business.

For an additional description of risk factors, please refer to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

                                     DENTSPLY INTERNATIONAL INC.
                                  CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                   THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                                                      December 31,                      December 31,
                                                                ----------------------            ----------------------

                                                                2003             2002              2003             2002
                                                            ----------       ----------        ----------        ----------

NET SALES                                                 $   429,708       $   384,048       $ 1,570,925       $ 1,417,600
NET SALES - Ex Precious Metals                            $   372,034       $   334,021       $ 1,365,890       $ 1,230,512

COST OF PRODUCTS SOLD                                         221,145           192,699           797,724           713,189

GROSS PROFIT                                                  208,563           191,349           773,201           704,411
 % OF NET SALES                                                  48.5%             49.8%             49.2%             49.7%
 % OF NET SALES - Ex Precious Metals                             56.1%             57.3%             56.6%             57.2%

SELLING, GENERAL &
ADMINISTRATIVE EXPENSES                                       131,025           120,049           501,518           457,691

RESTRUCTURING (INCOME)/COSTS                                    3,700                47             3,700            (2,732)
                                                          -----------       -----------       -----------       -----------

INCOME FROM OPERATIONS                                         73,838            71,253           267,983           249,452
 % OF NET SALES                                                  17.2%             18.6%             17.1%             17.6%
 % OF NET SALES - Ex Precious Metals                             19.8%             21.3%             19.6%             20.3%

NET INTEREST AND
OTHER EXPENSE (INCOME)                                          1,741            10,725            16,787            35,361
                                                          -----------       -----------       -----------       -----------


PRE-TAX INCOME FROM CONTINUING OPERATIONS                      72,097            60,528           251,196           214,091

INCOME TAXES                                                   23,420            19,745            81,343            70,449
                                                          -----------       -----------       -----------       -----------


INCOME FROM CONTINUING OPERATIONS                              48,677            40,783           169,853           143,642
 % OF NET SALES                                                  11.3%             10.6%             10.8%             10.1%
 % OF NET SALES - Ex Precious Metals                             13.1%             12.2%             12.4%             11.7%

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX                 1,707             1,486             4,330             4,311
                                                          -----------       -----------       -----------       -----------
NET INCOME                                                $    50,384       $    42,269       $   174,183       $   147,953
                                                          ===========       ===========       ===========       ===========

EARNINGS PER SHARE - BASIC:
   CONTINUING OPERATIONS                                  $      0.61       $      0.52       $      2.15       $      1.84
   DISCONTINUED OPERATIONS                                $      0.02       $      0.02       $      0.05       $      0.06
                                                          -----------       -----------       -----------       -----------
TOTAL EARNINGS PER SHARE                                  $      0.63       $      0.54       $      2.20       $      1.90
                                                          ===========       ===========       ===========       ===========

EARNINGS PER SHARE - DILUTIVE:
   CONTINUING OPERATIONS                                  $      0.60       $      0.51       $      2.11       $      1.80
   DISCONTINUED OPERATIONS                                $      0.02       $      0.02       $      0.05       $      0.05
                                                          -----------       -----------       -----------       -----------
TOTAL EARNINGS PER SHARE                                  $      0.62       $      0.53       $      2.16       $      1.85
                                                          ===========       ===========       ===========       ===========

DIVIDENDS PER SHARE                                       $    0.0525       $    0.0460       $    0.1970       $    0.1840

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
   -BASIC                                                      79,153            78,358            78,823            78,180
   -DILUTIVE                                                   81,173            80,131            80,647            79,994


                                   DENTSPLY INTERNATIONAL INC.
                                    CONDENSED BALANCE SHEETS
                                         (IN THOUSANDS)


                                                      DECEMBER 31,    DECEMBER 31,
                                                        2003             2002
ASSETS

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                         $  163,755      $   25,652
  ACCOUNTS AND NOTES RECEIVABLE-TRADE, NET             241,385         221,262
  INVENTORIES, NET                                     205,587         214,492
  OTHER CURRENT ASSETS                                  88,463          79,595
  ASSETS HELD FOR SALE                                  28,262            --
     TOTAL CURRENT ASSETS                              727,452         541,001

PROPERTY,PLANT AND EQUIPMENT, NET                      376,211         313,178
GOODWILL, NET                                          963,264         898,497
IDENTIFIABLE INTANGIBLES ASSETS, NET                   246,475         236,009
OTHER NONCURRENT ASSETS, NET                           114,736          98,348
ASSETS HELD FOR SALE                                    17,449            --

TOTAL ASSETS                                        $2,445,587      $2,087,033


LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES                                 $  363,228      $  365,745
LIABILITIES OF DISCONTINUED OPERATIONS                  21,474            --
LONG-TERM DEBT                                         790,202         769,823
OTHER LIABILITIES                                       96,955          87,239
DEFERRED INCOME TAXES                                   51,241          27,039
                                                    ----------      ----------
    TOTAL LIABILITIES                                1,323,100       1,249,846

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES             418           1,259
STOCKHOLDERS' EQUITY                                 1,122,069         835,928

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $2,445,587      $2,087,033
